Exhibit 99.2

Abstract 6207

Survival outcomes in Phase I trial combining VCN-01 and Durvalumab (MEDI4736) in Subjects With Recurrent/Metastatic Head and Neck Squamous Cell Carcinoma refractory to previous immunotherapy treatment

Type: Abstract

Category:Head and neck cancer, excl. thyroid

Authors: M. Jové1, I. Braña2, M. Oliva Bernal1, A. Hernando Calvo2, C. Erasun Lecuona1, J.D. Assaf Pastrana2, A. Mato-Berciano3, M.V. Maliandi3, S. Torres-Manjon4, R. Moreno4, C. Le5, P. Nuciforo6, R. Alemany4, G. Capella7, C. Blasco8, M. Cascallo Piqueras8, R. Mesia Nin9; 1Medical Oncology - Phase 1 Functional Unit, Catalan Institute of Oncology (ICO), Hospitalet De Llobregat, Spain, 2Medical Oncology Dept., Vall d ´Hebron Hospital Universitari and Vall d´Hebron Institute of Oncology (VHIO), Barcelona, Spain, 3R&D, Theriva Biologics, Parets Del Valles, Spain, 4ProCure Program ICO. Program in Molecular Mechanisms and Experimental Therapy in Oncology (Oncobell), IDIBELL, ICO - Institut Català d'Oncologia - Hospital Duran i Reynals, Hospitalet De Llobregat, Spain, 5Statistics & Analytics, Theriva Biologics, Rockville, United States of America, 6Molecular Oncology Dept., Vall d'Hebron Institute of Oncology (VHIO)-Cellex Center, Barcelona, Spain, 7Program in Molecular Mechanisms and Experimental Therapy in Oncology (Oncobell), IDIBELL, Hospitalet De Llobregat, Spain, 8Clinical Operations, Theriva Biologics, Parets Del Valles, Spain, 9Medical Oncology Department, ICO - Institut Català d'Oncologia. B-ARGO group, IGTP, Badalona, Spain

Background

VCN-01 is an oncolytic adenovirus expressing hyaluronidase that increases immune check-point inhibitor uptake in preclinical models suggesting it could reduce resistance to anti-PD(L)-1 therapies. Initial results from Phase 1 trial NCT03799744 showed that sequential administration of VCN-01 and Durvalumab is feasible with an acceptable safety profile. Here we present the clinical outcomes data

Methods

VCN-01 at 3,3E12 and 1E13 viral particles [vp] were administered with a fixed dose of Durvalumab (1500 mg) in a 3+3 design in R/M HNSCC pts previously treated with anti-PD(L)-1 agents. Concomitant (single dose VCN-01 + Durvalumab on day 1, CS), and sequential (single dose of VCN-01 on day -14 + Durvalumab on day 1; SS) schedules were tested. Durvalumab continued q4 weeks until progression in both schedules. Fresh tumor biopsies were taken at baseline, post-VCN-01 and post-Durvalumab

Results

20 patients were enrolled (median prior lines: 4, range: 1-7), from which 6 in the CS (all 3.3E12 vp) and 12 in the SS (6 at 3,3E12vp and 6 at 1E13 vp) were evaluable for response. Objective response rate (ORR), median PFS and OS (95% CI) in the CS at 3,3E12vp were 0% 1,7 months (1.6-NE) and 10.4 months (8.9-NE), respectively. For SS patients at 3.3E12 vp, ORR, median PFS and OS were 16%, 3.7 months (2.2-NE) and 15.5 months (15.1-NE) respectively. Values for SS patients at 1E13 vp were 0%, 2.1 months (1.4-NE) and 15+ months. 11 patients (61.1%) were alive >12 months (2 in CS; 5 in SS at 3.3E12 vp, 4 in SS at 1E13 vp). Unexpectedly most of them appeared to benefit from subsequent treatment. The 3 patients with the longest survival showed immune-mediated DLT. Increase of PDL1-CPS (16/21; p=0.013) and CD8 T-cells (12/21; p=0.007) from baseline were found in tumor biopsies both post-VCN-01 and post-Durvalumab. A correlation between OS and CPS at D8 was observed (p=0.005). Viral genome analysis and other biologic markers confirmed sustained VCN-01 replication.

Conclusions

Encouraging survival was observed in patients progressing to anti-PD(L)-1 agents after systemic VCN-01 with Durvalumab. VCN-01-induced upregulation of PD-L1, which correlated with enhanced patient survival

Clinical trial identification

NCT03799744

Editorial acknowledgement

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